INVESTMENT SUB-ADVISORY AGREEMENT

This INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”) is made as of this 13th day of July, 2023 by and among NATIONWIDE FUND ADVISORS, a Delaware business trust with its principal place of business at 10 West Nationwide Boulevard, Columbus, Ohio 43215 (the “Adviser”), ETF SERIES SOLUTIONS (the “Trust”), and NEOS INVESTMENT MANAGEMENT LLC, a Delaware limited liability company with its principal place of business located at 13 Riverside Avenue, Westport, Connecticut 06880 (the “Sub-Adviser”).
W I T N E S S E T H
WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and
WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”); and
WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated July 13, 2017, as amended, with the Trust; and
WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act and is engaged in the business of supplying investment advice as an independent contractor; and
WHEREAS, the Investment Advisory Agreement contemplates that the Adviser may appoint a sub-adviser to perform some or all of the services for which the Adviser is responsible; and
WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and each Fund listed in Schedule A to this Agreement (each a “Fund” and, collectively, the “Funds”).
    A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the parties do hereby agree as follows:

1.Duties of the Sub-Adviser. Subject to supervision and oversight of the Adviser and the Board of Trustees (the “Board”), and in accordance with the terms and conditions of the Agreement, the Sub-Adviser shall manage all of the securities and other assets of each of the Funds with respect to which it has been appointed as sub-adviser hereunder (the “Assets”), including the purchase, retention, and disposition of the Assets, in accordance with the Funds’ respective investment objectives, guidelines, policies, and restrictions as stated in each Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:
(a)The Sub-Adviser shall, subject to subparagraph (b), determine from time to time what Assets will be purchased, retained, or sold by the Funds, and what portion of the Assets will be invested or held uninvested in cash as is permissible.
(b)In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall manage the Assets of each Fund in conformity with (i) such Fund’s Prospectus and Statement of Additional Information, (ii) the terms and conditions of exemptive and no-action relief granted to the Trust or Adviser as amended from time to time,

(iii) the relevant policies and procedures of the Trust governing the management of the Assets, and (iv) the reasonable written instructions and directions of the Adviser and of the Board (collectively, the “Fund Materials”) provided that such Fund Materials have been provided to the Sub-Adviser and conform to and comply with the applicable requirements of the 1940 Act, the Advisers Act, the Commodity Exchange Act, the Internal Revenue Code of 1986 (the “Code”), and all other requirements of applicable laws and regulations.
(c)The Sub-Adviser shall determine the Assets to be purchased or sold by the Funds as provided in subparagraph (a) and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Funds’ Prospectus or as the Board or the Adviser may reasonably direct in writing from time to time in conformity with all laws and regulations. In executing Fund transactions and selecting brokers or dealers, the Sub-Adviser will use good faith efforts to obtain on behalf of each Fund the best execution and overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)). Consistent with any guidelines established by the Board and Section 28(e) of the Exchange Act, as amended, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Fund, notwithstanding the fact that the Fund may not, in any particular instance, be the direct or indirect beneficiary of such brokerage or research services provided. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the U.S. Securities and Exchange Commission (“SEC”) and the 1940 Act.
(d)The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(1), (5), (6), (7), (8), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act, as requested by the Adviser. The Sub-Adviser agrees that all records that it maintains on behalf of a Fund are property of the Fund and the Sub-Adviser will provide promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to the Adviser or any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).
(e)The Sub-Adviser shall use commercially reasonable efforts to provide the Fund’s custodian on each business day with information relating to all transactions concerning the Assets and shall provide the Adviser with such information upon request of the Adviser and shall otherwise cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust designated by the Trust.
(f)The Adviser acknowledges that the Sub-Adviser performs investment advisory services for various other clients in addition to the Funds and, to the extent it is consistent with applicable law and the Sub-Adviser’s fiduciary obligations, the Sub-Adviser may give advice and take action with respect to any of those other clients that may differ from the advice given or the timing or nature of action taken for a particular Fund.
(g)The Sub-Adviser shall promptly notify the Adviser of any financial condition that is reasonably and foreseeably likely to materially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.
(h)The Sub-Adviser shall not act for, represent, or purport to bind the Trust, the Fund, or the Adviser in any legal or administrative proceeding involving the Fund or any such proceedings involving any security or investment currently or formerly held by the Fund, including, without limitation, class action lawsuits, regulatory or governmental victim funds, and bankruptcy proceedings (“Legal Matters”). The Sub-Adviser does, however, agree that it will promptly notify the Adviser of any Legal Matters that Sub-Adviser reasonably believes the Fund and the Adviser should consider pursuing. The Sub-Adviser agrees to cooperate with the Adviser to provide reasonable assistance regarding any Legal Matters, including providing factual information in its possession regarding such Legal Matters as the Fund or the Adviser may reasonably request. To the extent that the Sub-Adviser is required to take part in any Legal Matter, whether by producing documents, testifying as a witness or otherwise, the Sub-Adviser shall be reimbursed for reasonable legal costs and expenses in connection with such participation.
(i)In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Funds or a sub-adviser to a portfolio that is under common control with the Funds concerning the Assets, except as permitted by the policies and procedures of the Funds. The Sub-Adviser shall not provide investment advice to any assets of the Funds other than the Assets which it sub-advises.
(j)On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Funds as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased. In such event, the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances.
(k)The Sub-Adviser shall maintain books and records with respect to the Funds’ securities transactions and shall notify the Board and the Adviser (i) of any change in material facts concerning the Sub-Adviser hereunder that are reasonably likely to have a material adverse impact on the Sub-Adviser’s ability to fulfill its obligations hereunder with respect to the Funds and the investment and the reinvestment of the Assets of the Funds and (ii) in the event either of Troy Cates or Garrett Paolella ceases to provide services to the Fund hereunder. The Sub-Adviser shall furnish to the Adviser or the Board such reasonably requested regular, periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board may reasonably request and the Sub-Adviser will attend meetings with the Adviser and/or the Board, as reasonably requested, to discuss the foregoing. Upon the request of the Adviser, the Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.

(l)The fair valuation of securities in a Fund may be required when the Adviser becomes aware of significant events that may affect the pricing of all or a portion of a Fund’s portfolio. The Sub-Adviser will provide assistance in determining the fair value of the Assets, as necessary and reasonably requested by the Adviser or its agent, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser if market prices are not readily available, it being understood that the Sub-Adviser will not be responsible for determining the value of any such security.
(m)Subject to any other written instructions of the Adviser or the Trust, the Sub-Adviser is hereby appointed the Adviser’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Adviser shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Assets. The Sub-Adviser agrees upon request to provide the Adviser and the Trust with copies of any such agreements executed on behalf of the Adviser or the Trust.
(n)The Adviser hereby delegates to the Sub-Adviser the Adviser’s discretionary authority to exercise voting rights with respect to the securities and other investments in the Assets and authorizes the Sub-Adviser to delegate further such discretionary authority to a designee. The Sub-Adviser, including without limitation its designee (for which the Sub-Adviser shall remain liable), shall have the power to vote, either in person or by proxy, all securities in which the Assets may be invested from time to time. The Adviser agrees to instruct the Fund’s custodian to forward all proxy materials and related shareholder communications to Sub-Adviser’s designee promptly upon receipt. Sub-Adviser shall not be liable with regard to voting of proxies or other corporate actions if the proxy materials and related communications are not received by Sub-Adviser’s designee in a timely manner. If both the Sub-Adviser and another entity managing assets of the Fund have invested the Fund’s assets in the same security, the Sub-Adviser and such other entity will each have the power to vote its pro rata share of the Fund’s security.
(o)The Sub-Adviser will provide information and perform reviews, as necessary and reasonably requested by the Adviser or its agent, with respect to any component of the liquidity risk management program adopted by the Fund(s) in accordance with SEC Rule 22e-4.
2.Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Funds pursuant to the Investment Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Fund Materials, the requirements of the 1940 Act, the Code, and all other applicable federal laws and regulations, as each is amended from time to time.
3.Delivery of Documents. The Adviser or the Trust has furnished the Sub-Adviser with copies of each of the following documents:
(a)The Trust’s Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);
(b)Amended and Restated By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”);
(c)Prospectus and Statement of Additional Information of the Funds, as amended from time to time;
(d)Resolutions of the Board approving the engagement of the Sub-Adviser as a sub-adviser to the Funds;

(e)Resolutions, policies, and procedures adopted by the Board with respect to the Assets to the extent such resolutions, policies and procedures may affect the duties of the Sub-Adviser hereunder;
(f)A list of the Trust’s principal underwriter and each affiliated person of the Adviser, the Trust or the principal underwriter; and
(g)The terms and conditions of exemptive and no-action relief granted to the Trust or the Adviser, as amended from time to time.
The Adviser or the Trust shall promptly furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing. Until so provided, the Sub-Adviser may continue to rely on those documents previously provided. The Adviser shall not, and shall not permit any of the Funds to use the Sub-Adviser’s name or make representations regarding Sub-Adviser or its affiliates without prior written consent of Sub-Adviser, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the Sub-Adviser’s approval is not required when the information regarding the Sub-Adviser used by the Adviser or the Fund is limited to information disclosed in materials provided by the Sub-Adviser to the Adviser in writing specifically for use in the Fund’s registration statement, as amended or supplemented from time to time, or in Fund shareholder reports or proxy statements and the information is used (a) as required by applicable law, rule or regulation, in the Prospectus of the Fund or in Fund shareholder reports or proxy statements; or (b) as may be otherwise specifically approved in writing by the Sub-Adviser prior to use.
4.Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee at the rate specified in Schedule A which is attached hereto and made part of this Agreement. The fee will be calculated based on the average daily net Assets (as calculated as described in the Fund’s registration statement), shall be computed daily, and will be paid to the Sub-Adviser not less frequently than monthly in arrears. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretations), the Sub-Adviser may, in its sole discretion and from time to time, waive a portion of its fee.
In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect.
5.Expenses. The Sub-Adviser will furnish, at its expense, all necessary facilities and personnel, including personnel compensation, expenses and fees required for the Sub-Adviser to perform its duties under this Agreement; administrative facilities, including operations and bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. The Sub-Adviser may enter into an agreement with the Funds to limit the operating expenses of the Fund.
6.Liability and Indemnification. The Sub-Adviser shall indemnify and hold harmless the Adviser, the Trust, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with the performance of the Sub-Adviser’s obligations under this Agreement to the extent resulting from or relating to Sub-Adviser’s own willful misfeasance, fraud, bad faith, or gross negligence in the provision of services under this Agreement or its reckless disregard of its duties under this Agreement.
The Adviser shall indemnify and hold harmless the Sub-Adviser and all affiliated persons thereof to the extent that any such party incurs actual losses, liabilities or damages

(including reasonable attorney’s fees and other related expenses) as a direct result of the Adviser’s own willful misfeasance, fraud, bad faith, or gross negligence in the performance of the Adviser’s obligations under this Agreement or its reckless disregard of its duties under this Agreement.
Notwithstanding anything to the contrary contained herein, no party to this Agreement shall be responsible or liable for its failure to perform under this Agreement or for any losses to the Assets resulting from any event beyond the reasonable control of such party or its agents, including, but not limited to, nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Assets; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts or war, terrorism, insurrection or revolution; or acts of God, or any other similar event. In no event, shall any party be responsible for incidental, consequential, or punitive damages hereunder.
The provisions of this Section shall survive the termination of this Agreement.
7.Representations and Warranties. The Sub-Adviser represents and warrants to the Adviser and the Trust as follows:
(a)The Sub-Adviser is registered with the U.S. Securities and Exchange Commission as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect;
(b)The Sub-Adviser will promptly notify the Adviser of the occurrence of any event that is reasonably likely to substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act. The Sub-Adviser will also promptly notify the Trust and the Adviser if it, a member of its executive management or portfolio manager for the Assets is served or otherwise receives notice of any action, suit, proceeding or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Funds or relating to the investment advisory services of the Sub-Adviser (other than any routine regulatory examinations);
(c)The Sub-Adviser will notify the Adviser promptly upon detection of (a) any material failure to manage the Fund(s) in accordance with the Fund(s)’ stated investment objectives, guidelines, and policies or any applicable law or regulation; or (b) any material breach relating to the services it provides to the Funds of any of the Fund(s)’, the Adviser’s or the Sub-Adviser’s policies, guidelines, or procedures relating to the Funds.
(d)The Sub-Adviser is fully authorized under all applicable law and regulation to enter into this Agreement and serve as Sub-Adviser to the Funds and to perform the services described under this Agreement;
(e)The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the state of its organization or incorporation with the power to own and possess its assets and carry on its business as it is now being conducted;
(f)The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its corporate members or board, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-

Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;
(g)This Agreement is a valid and binding agreement of the Sub-Adviser;
(h)The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form filed with the SEC and the information contained therein is accurate, current and complete in all material respects as of its filing date, and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;
(i)The Sub-Adviser shall not divert any Fund’s portfolio securities transactions to a broker or dealer in consideration of such broker or dealer’s promotion or sales of shares of the Fund, any other series of the Trust, or any other registered investment company.
(j)The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.
8.Duration and Termination. The effectiveness and termination dates of this Agreement shall be determined separately for each Fund as described below.
(a)Duration. This Agreement shall become effective with respect to a Fund upon the latest of (i) the approval by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval; (ii) the approval of a majority of the Fund’s outstanding voting securities, if required by the 1940 Act; and (iii) the commencement of the Sub-Adviser’s management of the Fund. With respect to a Fund, this Agreement shall continue in effect for a period of up to two years from the effective date described in this sub-paragraph, subject thereafter to being continued in force and effect from year to year if specifically approved each year by the Board or by the vote of a majority of the Fund’s outstanding voting securities. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Prior to voting on the renewal of this Agreement, the Board may request and evaluate, and the Sub-Adviser shall furnish, such information as may reasonably be necessary to enable the Board to evaluate the terms of this Agreement.
(b)Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to a Fund, without payment of any penalty:
(i)By vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the Funds, or by the Adviser, in each case, upon sixty (60) days’ written notice to the Sub-Adviser;
(ii)By the Adviser upon breach by the Sub-Adviser of any representation or warranty contained in Section 7 or 9 hereof, which shall not have been cured within ten (10) days of the Sub-Adviser’s receipt of written notice of such breach;
(iii)By the Adviser immediately upon written notice to the Sub-Adviser if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement; or
(iv)By the Sub-Adviser upon ninety (90) days’ written notice to the Adviser and the Board.
This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Investment Advisory Agreement with the Trust upon notice to the Sub-Adviser. As used in this Section 8, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.
9.Regulatory Compliance Program. The Sub-Adviser hereby represents and warrants that:
(a)in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and
(b)the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Funds and the Sub-Adviser (the policies and procedures referred to in this Section 9(b), along with the policies and procedures referred to in Section 9(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).
10.Confidentiality. Subject to the duty of the Adviser or Sub-Adviser to comply with applicable law and regulation, including any demand or request of any regulatory, governmental or tax authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to the Funds and the actions of the Sub-Adviser and the Funds in respect thereof. It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Funds, the Board, or such persons as the Adviser may designate in connection with the Funds. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Sub-Adviser, its affiliates and agents in connection with its obligation to provide investment advice and other services to the Funds and to assist or enable the effective management of the Adviser’s and the Funds’ overall relationship with the Sub-Adviser and its affiliates. The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in the Funds shall be deemed proprietary and confidential information of the Adviser, and that the Sub-Adviser shall use that information solely in the performance of its duties and obligations under this Agreement and shall take reasonable steps to safeguard the confidentiality of that information. Further, each party shall maintain and enforce adequate security and oversight procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of investment transactions.
11.Reporting of Compliance Matters.
(a)The Sub-Adviser shall promptly provide to the Trust’s and the Adviser’s Chief Compliance Officers (“CCO”) the following:
(i)a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;
(ii)on a quarterly basis, a report of any material changes to the policies and procedures that compose the Sub-Adviser’s Compliance Program;
(iii)a copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act; and

(iv)an annual (or more frequently as the Trust’s or the Adviser’s CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Section 7 and Section 9 of this Agreement.
(b)The Sub-Adviser shall also provide the Trust’s and the Adviser’s CCO with reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.
12.Index Data. The Adviser has obtained all licenses and permissions necessary for the Sub-Adviser to use any index data provided to it by the Adviser or Adviser’s agent under this Agreement, and the Sub-Adviser is not required to obtain any such licenses or permissions itself.
13.Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.
14.Severability. Should any part of this Agreement be held invalid by a court decision, statute, regulation, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
15.Notice. Any notice, advice, document, report or other client communication to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid or electronically addressed by the party giving notice to the other party at the last address furnished by the other party and acknowledged by the party receiving notice. By consenting to the electronic delivery of any notice, advice, document, report or other client communication in respect of this Agreement or as required pursuant to applicable law, the Adviser authorizes the Sub-Adviser to deliver all communications by email or other electronic means.

To the Adviser at:	Nationwide Fund Advisors One Nationwide Plaza 5-02-210R Columbus, OH 43215 Attention: Legal Department
To the Trust at:	U.S. Bancorp Fund Services, LLC 615 East Michigan Street MK-WI-LC1 Milwaukee, Wisconsin 53202 Attention: Joshua J. Hinderliter, Secretary Email: josh.hinderliter@usbank.com
To the Sub-Adviser at:	NEOS Investment Management LLC 13 Riverside Avenue Westport, Connecticut 06880 Attention: Garrett Paolella, Co-founder, Managing Partner Email: gpaolella@neosinvestments.com

16.Amendment of Agreement. This Agreement may be amended only by written agreement of the Adviser, the Sub-Adviser, and the Trust, and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.
17.Representations and Warranties of the Adviser.
(a)Each Fund is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act (the “CEA”) and U.S. Commodity Futures Trading Commission (“CFTC”) Rule 1.3(m) thereunder and a “qualified eligible person” as defined in Rule 4.7 of the CFTC. The Adviser consents to each Fund being treated as an exempt account under Rule 4.7 of the CFTC;
(b)The Adviser is registered with the National Futures Association as a commodity pool operator or commodity trading adviser or is not required to be registered.
(c)The execution, delivery and performance by the Adviser and the Funds of this Agreement have been duly authorized by all necessary action on the part of the Adviser and the Board (including full authority to bind the Funds to the terms of this Agreement); and
(d)The Adviser will promptly notify the Sub-Adviser if any of the above representations in this Section are no longer true and accurate.
18.Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
19.Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.
20.Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.
In the event the terms of this Agreement are applicable to more than one Fund of the Trust as specified in Schedule A attached hereto, the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such Fund. In the event that this Agreement is made applicable to any additional Funds by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Section 8 of this Agreement with respect to such Fund shall be the execution date of the relevant Schedule.

21.Force Majeure. No party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of a “Force Majeure” event, including but not limited to arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement, as applicable, as soon as reasonably practicable.
22.Miscellaneous.
(a)A copy of the Certificate of Trust is on file with the Secretary of State of Delaware, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund or the Trust.
(b)Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.
PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

NATIONWIDE FUND ADVISORS By: /s/ Kevin Jestice Name: Kevin Jestice Title: President
NEOS INVESTMENT MANAGEMENT LLC By: /s/ Garrett Paolella Name: Garrett Paolella Title: Co-founder, Managing Partner
ETF SERIES SOLUTIONS By: /s/ Joshua J. Hinderliter Name: Joshua J. Hinderliter Title: Secretary

Signature page to
Sub-Advisory Agreement

SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated July 13, 2023 by and among
NATIONWIDE FUND ADVISORS
and
NEOS INVESTMENT MANAGEMENT LLC
and
ETF SERIES SOLUTIONS

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net Assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
Nationwide Nasdaq-100® Risk-Managed Income ETF	0.170% on Assets to and including $150 million 0.224% on Assets from $150,000,001 to $300 million 0.340% on Assets from $300,000,001 and above
Nationwide S&P 500® Risk-Managed Income ETF	0.340% on Assets to and including $150 million 0.224% on Assets from $150,000,001 to $300 million 0.170% on Assets from $300,000,001 and above
Nationwide Dow Jones® Risk-Managed Income ETF	0.340% on Assets to and including $150 million 0.224% on Assets from $150,000,001 to $300 million 0.170% on Assets from $300,000,001 and above
Nationwide Russell 2000® Risk-Managed Income ETF	0.340% on Assets to and including $150 million 0.224% on Assets from $150,000,001 to $300 million 0.170% on Assets from $300,000,001 and above